Exhibit (k)(1)

THE ENDOWMENT TEI FUND, L.P.

INVESTOR SERVICES AGREEMENT

AGREEMENT dated this 10 day of March 2005, by and between The Endowment TEI Fund, L.P., a Delaware limited partnership (the “Fund”), and Endowment Advisers, L.P., a Delaware limited partnership (the “Servicing Agent”).

In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1. The Fund hereby appoints Servicing Agent to provide information and services for the benefit of the Fund and its limited partners. In this regard, Servicing Agent shall appoint various broker-dealer firms and other service firms (“Firms”) to provide services including investor services and administrative assistance for persons who are investors in the Fund; provided, however, that upon request, the Servicing Agent may require any such Firm to represent that it is a “broker dealer” registered with the Securities and Exchange Commission and/or to such other matters as the Servicing Agent deems appropriate. Such investor services and assistance may include, but shall not be limited to, the provision of personal, continuing services to their customers who are investors in the Fund, establishment of investor accounts, communicating periodically with limited partners and providing information about the Fund, the Fund’s Interests, and repurchase offers, handling correspondence from investors about their accounts, maintaining account records, receiving, aggregating and processing purchase and redemption transactions, providing and keeping retirement plan records, acting as the sole limited partner of record and nominee for limited partners, providing beneficial owners with account statements, processing redemptions or distributions, issuing reports to limited partners and transaction confirmations, providing subaccounting services for Interests held beneficially, forwarding limited partner communications to beneficial owners, receiving, tabulating and transmitting proxies executed by beneficial owners, general account administration activities, administering board, committee and shareholder meetings, preparing meeting minutes upon request, administering tender offers, assisting Fund’s Valuation Committee upon reasonable request, maintaining Fund records, providing or procuring accounting services for the Fund and limited partner accounts, coordinating regulatory and other filings by the Fund, administering investor application review, administering compulsory redemptions, providing such other administration services as the Fund may request from time to time and such other services as may be agreed upon from time to time and as may be permitted by applicable statute, rule or regulation.

In addition, the Firms shall make available an account for each of their customers through the Fund and shall provide such office space and equipment, telephone facilities, personnel and literature distribution as is necessary or appropriate for providing information and services to their customers. The amount of investor service fees payable by the Fund under this Plan is not related directly to the expenses incurred by the Servicing Agent and this Agreement does not obligate the Fund to reimburse the Servicing Agent for such expenses. Firms may include affiliates of the Servicing Agent, including Sanders Morris Harris Group, Inc. and affiliates thereof. The Servicing Agent may also provide some of the above services for the Fund and its limited partners directly.

2. The Servicing Agent accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. The Servicing Agent shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. The Servicing Agent, by separate agreement with the Fund, may also serve the Fund in other capacities, including, without limitation, the investment adviser of the Fund. In carrying out its duties and responsibilities hereunder, the Servicing Agent will appoint various Firms to provide investor services described herein directly to or for the benefit of investors in the Fund; provided, however, that the Independent Administrator of the Fund, as such term is defined in the Private Placement Memorandum of the Fund, shall be appointed under a separate agreement with the Fund and paid a separate fee. Such Firms shall at all times be deemed to be independent contractors retained by the Servicing Agent and not the Fund. The Servicing Agent and not the Fund will be responsible for the payment of compensation to such Firms for such services.

3. For the services and facilities described above in Section 1, the Fund will pay to the Servicing Agent, quarterly in arrears, an investor services fee computed at an annual rate of 1% of the average monthly net assets of the Fund (computed on a quarterly basis). The investor services fee will be calculated separately for each Partner of the Fund as an expense of each such Partner. For the quarter and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such quarter and year, respectively. The services of the Servicing Agent to the Fund under this Agreement are not to be deemed exclusive, and the Servicing Agent shall be free to render similar services or other services to others.

4. The net asset value for the Fund shall be calculated in accordance with the provisions of the Fund’s current private placement memorandum. On each day when net asset value is not calculated, the net asset value of the Fund shall be deemed to be the net asset value as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

5. The Servicing Agent shall be contractually bound hereunder by the terms of any publicly announced fee cap or waiver of its fee with respect to the Fund or by the terms of any written document provided to the Board of Directors of the Fund announcing a fee cap or waiver of its fee, or any limitation of the Fund’s expenses, as if such fee cap, fee waiver or expense limitation were fully set forth herein.

6. The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by the Servicing Agent under this Agreement.

7. This Agreement may be terminated at any time on sixty (60) days’ written notice by the Servicing Agent to the Fund, or by the Fund upon an affirmative vote of the Board of Directors of the Fund. Termination of this Agreement shall not affect the right of Servicing Agent to receive payments on any unpaid balance of the compensation described in Section 3 hereof earned prior to such termination.

8. Each agreement between the Servicing Agent and the Firms related to the services described hereunder shall be terminated without penalty to the Fund by the Servicing Agent in the event that this Agreement is terminated, or on greater than 60 days’ written notice to any other party to the agreement.

9. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

10. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

11. All parties hereto are expressly put on notice of the Fund’s limited partnership agreement and all amendments thereto, all of which are on file with the Securities and Exchange Commission, and the limitation of limited partner and director liability contained therein.

12. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware.

IN WITNESS WHEREOF, the Fund and the Servicing Agent have caused this Agreement to be executed as of the day and year first above written.

The Endowment TEI Fund, L.P.

By:
Name:
Title:

Endowment Advisers, L.P.

By:
Name:
Title:

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